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                                                                  Exhibit 10.31

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is made and entered into as of the 17th day of January, 2000 between eMed Technologies Corporation ("Employer"), a Delaware corporation, and Caren Mason ("Executive"). Where not otherwise defined herein, capitalized terms used herein have the meanings set forth in Section 7.1 of this Agreement.


     WHEREAS, Employer wishes to employ Executive in an executive capacity, as its Chief Executive Officer, and Executive wishes to accept such employment, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Executive hereby agree as follows:

     1.     Term.
            ----

     1.1 Employer employs Executive and Executive accepts such employment, for a period ending on December 31, 2001 (the "Initial Term").

     1.2 This Agreement shall be automatically renewed for additional one-year terms (a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless either party delivers to the other written notice of expiration within 60 days prior to the end of the then current term.

     1.3 This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as provided in Section 4 of this Agreement.

     2.     Positions and Duties.
            --------------------

     2.1 During the term of this Agreement, Employer shall employ Executive to serve as Chief Executive Officer of Employer subject to the terms of this Agreement and except as Executive and Employer otherwise agree in writing. Executive shall perform such executive, administrative, and operational duties customary for executives in such capacity or as may be assigned to Executive from time to time by the Board of Directors of Employer.

     2.2 Executive agrees to serve Employer faithfully and to the best of Executive's ability and to devote substantially all of Executive's business time, attention and efforts to the interests and business of Employer and its Subsidiaries. Nothing contained herein shall preclude Executive from serving on the board of one business corporation (other than Employer and its subsidiaries) and on boards of not-for-profit organizations and trade groups, nor from participating in community affairs, provided that such activities do not materially interfere with Executive's performance of her duties and responsibilities to Employer. The Executive warrants to Employer that Executive is not under any contractual commitment prohibiting or limiting Executive's employment by Employer. Executive will also serve as chief executive officer of any subsidiaries of Employer, unless otherwise mutually agreed between Executive and Employer.
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     2.3    Executive agrees at all times to perform her duties in accordance with applicable laws, rules, and regulations and the policies and procedures of Employer applicable to senior executives.

     3.     Compensation, Benefits, and Expenses.
            ------------------------------------

     3.1    Salary.  During the period from the Effective Date through the
            ------
Initial Term and any Renewal Term of the Agreement, and except as otherwise provided in the Agreement, Employer shall pay to Executive an annual base salary of $225,000, or such greater amount as may be determined from time to time by the Board of Directors (the "Base Salary Amount"), in installments pursuant to Employer's standard payroll policies and subject to such withholding or deductions as may be mutually agreed between Employer and Executive or required by law. The Board of Directors shall review Executive's salary not less frequently than annually, prior to February 1 of each year.

     3.2    Incentive Compensation. (a) In addition to the salary set forth in
            ----------------------
Section 3.1, Executive shall be entitled to earn an annual bonus of up to 70% of base salary at the discretion of the Board of Directors based upon performance. It is the present intention of Employer that an annual bonus of at least 35% of base salary will be paid.

        (b) An additional bonus of $120,000 for the year 2000 will be paid to Executive if certain milestones established by the Compensation Committee of the Board of Directors of Employer are achieved within six months of the Effective Date.

        (c) Executive may, at her option, elect to receive all or part of any bonus payable hereunder in the form of common stock of Employer. Any such election shall be made in writing after the award of such bonus and prior to payment. Employer shares shall be valued for this purpose at their Fair Market Value as of the date of delivery of the election.

     3.3    Stock Options. (a) Employer will grant to Executive, effective upon
            -------------
the Effective Date, options under Employer's 1994 Stock Plan to purchase 461,760 shares of Employer's Common Stock (which are equal to 4% of Employer's fully diluted common stock as of December 31, 1999) at an exercise price of $ 2.75 per share. Employer will grant to Executive, not later than the first anniversary of the Effective Date and subject to Executive having continuously served as Chief Executive Officer until that date, options under the 1994 Plan to purchase a number of shares equal to 1% of the fully diluted common stock of Employer as of the date of grant. All options granted to Executive will be qualified as incentive stock options under the Internal Revenue Code to the maximum extent permitted by applicable law. The option grants contemplated by this Section 3.3 are subject to amendment of Employer's 1994 Stock Plan to increase the number of shares available for grant thereunder. The Board of Directors of Employer has approved such an amendment and Employer will promptly and diligently seek shareholder approval of such amendment.

        (b) Options granted to Executive will vest in equal quarterly installments over four years, with the first installment of the initial grant vesting on March 31, 2000. Vesting of options will be subject to acceleration upon a Change of Control so that (i) if a Change of Control occurs within 6 months after the Effective Date, vesting will be accelerated to the extent that Option Value of all vested options then held would be equal

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     to $2,000,000; (ii) if a Change of Control occurs after six months and within 18 months of the Effective Date, vesting of 50% of the then unvested options will be accelerated; and (iii) if a Change of Control occurs more than 18 months after the Effective Date, all options will be vested. Definitions of certain capitalized terms used in this Section 3.3 are set forth in Section 7.1.

     3.4    Benefits.  During the period of her employment, Executive shall be
            --------
entitled to participate in Employer's plans for the welfare and benefit of its employees available to senior executive officers (including health, disability, and life insurance programs, retirement plans, deferred compensation arrangements, and vacation periods) as shall be established and modified from time to time.

     3.5    Expenses.  During the term of this Agreement, Employer authorizes
            --------
Executive to incur reasonable and necessary out-of-pocket expenses in the course of performing her duties and rendering services hereunder in accordance with Employer's policies with respect thereto, and Employer shall reimburse Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer's policies, and (ii) Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with Employer's policies.

     3.6    Relocation. Executive agrees to relocate to the Boston,
            ----------
Massachusetts metropolitan area within a reasonable time after the Effective Date. Employer will reimburse reasonable and documented costs of sale of Executive's existing residence (including real estate commissions), closing costs of purchase of a new residence (including real estate commissions to the extent payable by Executive as the buyer), costs of two trips to the Boston area to search for a new residence, and moving costs.

     4.     Termination.
            -----------

     4.1    Termination.   Executive's employment by Employer shall terminate on
            -----------
the earliest Date of Termination upon the occurrence of any of the following events:

     4.1.1  Executive's death.

     4.1.2 Executive is determined to be "permanently disabled" as defined under the disability insurance policy covering Executive, as of the date that benefits commence being paid.

     4.1.3 Termination of Executive by Employer for Cause, provided, however, that the Board of Directors has given Executive 30 days' written notice of its intention to terminate Executive for Cause, specifying with particularity the grounds on which the proposed termination for Cause is contemplated, which shall be acts or failures to act on the part of Executive of which the Board first had knowledge no more than six months prior to the giving of such notice. The Board of Directors shall, on or before the expiration of the 30 day notice period, consider whether the Cause specified in the notice has been cured by Executive. Whether any such cure is possible and, if possible, has been effected, shall be determined by the Board of Directors in their sole judgment.

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

     4.1.4 Termination of employment by Executive upon 30 days' written notice to Employer because of Constructive Termination Without Cause.

     4.1.5 Resignation by Executive, which shall be upon 30 days' written notice to Employer.

     4.1.6  Termination of Executive by Employer without Cause.

     4.2    Time of Termination. Executive's employment with Employer (including
            -------------------
all positions held with Employer or its Subsidiaries or affiliates) shall terminate immediately upon the Date of Termination without further action by Employer.

     4.3    Effect of Termination of Employment.
            -----------------------------------

        (a) Termination Due to Death. In the event that Executive's employment
            ------------------------
     is terminated due to death, her estate or designated beneficiaries shall be entitled to the following:

            (i) continuation of installments of the Base Salary Amount in effect as of the date of death for a period of six months following the date of death, payable on Employer's standard payroll cycle;

            (ii)   on account of the bonus to which Executive is entitled under
            Section 3.2(a) , an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

            (iii) the bonus payable under Section 3.2(b), if earned and unpaid as of the Date of Termination;

            (iv) the right to exercise any stock option held by Executive which is then exercisable (other than any option qualified as an incentive stock option under the Internal Revenue Code (an "ISO")) on the date of death for the remainder of its term;

            (v) any other amounts payable on death pursuant to any written plans or policies of Employer; and

            (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

        (b) Termination Due to Disability. In the event that Executive's
            -----------------------------
     employment is terminated due to permanent or total disability, Executive or her legal representative shall be entitled to the following:

            (i)    on account of the bonus to which Executive is entitled under
            Section 3.2(a) , an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

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            (ii)   the bonus payable under Section 3.2(b), if earned and unpaid as of the Date of Termination;

            (iii) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

            (iv) continuation of medical benefits and life insurance as provided in Section 3.4 of this Agreement for so long as such continuation may be provided at reasonable cost to Employer under its insurance arrangements in effect from time to time (provided that if Executive accepts employment with another employer that offers medical and/or life insurance benefits, then Employer's obligation to provide such benefits under this clause shall terminate upon 30 days' notice from Employer to Executive);

            (v) any other amounts payable according to Employer's disability policies; provided that disability payments that would be funded by insurance on the date hereof shall be made to the extent that funds are available under insurance policies maintained by Employer which are then in effect;

            (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive

        (c) Termination without Cause or Constructive Termination Without Cause.
            -------------------------------------------------------------------
     In the event of termination by Employer without Cause (other than by death or disability) or if there is a Constructive Termination Without Cause, Executive shall be entitled to the following:

            (i) continuation of installments of the Base Salary Amount in effect as of the Date of Termination for a period of six months following the Date of Termination, payable on Employer's standard payroll cycle;

            (ii)   on account of the bonus to which Executive is entitled under
            Section 3.2(a), an amount equal to the amount earned by Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

            (iii) the bonus payable under Section 3.2(b), if earned and unpaid as of the Date of Termination;

            (iv) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

            (v) continuation for six months of medical benefits and life insurance as provided in Section 3.4 of this Agreement and participation in other welfare benefit plans (provided that if within such period Executive accepts employment with another employer that offers medical and/or life insurance benefits, then Employer's obligation to provide such benefits under this clause shall terminate); and

            (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive

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        (d) Termination for Cause or Resignation. In the event Executive's
            ------------------------------------
    employment is terminated by Employer for Cause or by Executive by Resignation (but not upon Constructive Termination Without Cause), Executive shall receive:

            (i) Base Salary Amount in effect on, and payable through, the Date of Termination in accordance with Employer's standard payroll policies; and

            (ii) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

        (e) Termination due to Expiration of Term. In the event Employer elects
            -------------------------------------
     to not renew Executive's employment at the expiration of the Initial Term or any Renewal Term, Executive shall receive:

            (i) continuation of installments of the Base Salary Amount in effect as of the Date of Termination for a period of six months following the Date of Termination, payable on Employer's standard payroll cycle;

            (ii)   on account of the bonus to which Executive is entitled under
            Section 3.2(a), an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

            (iii) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

            (iv) continuation for six months of medical benefits and life insurance as provided in Section 3.4 of this Agreement and participation in other welfare benefit plans (provided that if within such period the Executive accepts employment with another employer that offers medical and/or life insurance benefits, then the Employer's obligation to provide such benefits under this clause shall terminate); and

            (v) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

     5.     Return of Employer's Property.
            -----------------------------

     Immediately upon termination of the Executive's employment with the Employer, the Executive shall deliver to the Employer all confidential information of the Employer, including, but not limited to, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the employer in any way obtained by the Executive during the period of her employment with Employer. Immediately upon termination of Executive's employment with Employer, Executive shall deliver to Employer all tangible property of Employer in the possession of Executive. The obligations of Executive under this Section 5 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

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

     6.     Remedies.
            --------

     In the event of any breach or threatened breach, the parties to this Agreement may pursue any and all remedies available at law or in equity for any
such breach or threatened breach, including the recovery of damages.   Executive
shall be under no obligation to mitigate any damages suffered by Executive and arising in connection with this Agreement, nor (except as provided in Sections
4.3 (c)(v) and 4.3 (e)(iv)) shall any income or amounts payable to Executive other than pursuant to this Agreement offset damages hereunder. No payment due Executive under this Agreement shall be subject to any discount based on accelerated payment or otherwise. Costs of litigation, including, without limitation, costs of investigations, fees and expenses of attorneys, shall be borne by Executive (i) if Executive or her estate or beneficiaries shall actually receive bonus payments or payments of Base Salary (as the case may be) and medical, life insurance and welfare benefits pursuant to Section 4.3 in the amounts and on the dates set forth therein (ii) if Executive shall have resigned or (iii) if Executive shall have been terminated for Cause (provided that if a court of competent jurisdiction shall determine that Cause did not exist, then such costs of litigation shall be repaid to Executive). In other cases such costs of litigation shall be borne by Employer. Each party to this Agreement acknowledges that Employer would be irreparably harmed by any breach of Section 5 and that damages alone would be an inadequate remedy for any breach of such Section. Accordingly, Employer shall be entitled to equitable relief, including without limitation a preliminary and/or permanent injunction for specific performance, with respect to any such breach, without requirement of the posting of a bond or other surety.

     7.     Miscellaneous.
            -------------

     7.1    Certain Definitions.
            -------------------

        (a) "Cause" shall mean (i) breach of this Agreement or any other agreement between Executive and Employer, (ii) willful refusal to perform assigned duties, (iii) fraud, (iv) willful injury or attempt to do injury to Employer, its assets or its business, (v) substance abuse or (vi) any act that is a felony or any violation of laws or policies relating to harassment or discrimination.

        (b) "Constructive Termination Without Cause" shall mean:

            (i) Executive shall have ceased to be the Chief Executive Officer of Employer, Executive shall have been assigned to duties which are inconsistent with her position as Chief Executive Officer or limitations shall have been imposed on Executive's authority that are inconsistent with her position as Chief Executive Officer, in each case without Executive's prior written consent, whether as a result of a transaction after the date hereof (including without limitation a merger, reorganization, consolidation or similar transaction) or otherwise;

            (ii) The General Electric Company or Siemens, A.G. shall have acquired effective control of the management of Employer;

            (iii) without Executive's prior written consent, there shall have been a reduction in Executive's then current Base Salary Amount or a reduction in Executive's target award opportunity (if any) or other long-term performance incentive which is

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

            proportionately greater than corresponding reductions in base salary, target award opportunities or long term performance incentives (as the case may be) for senior management generally, or Employer shall have terminated or failed to continue to provide to Executive any employee benefit then otherwise provided to Employer's senior management generally, or Employer shall have failed to include Executive in any incentive compensation plan of Employer unless a plan providing substantially the same opportunity is substituted;

            (iv) Employer shall engage in fraudulent conduct in which Executive is not a participant;

            (v) Employer shall materially breach this Agreement and shall not cure such breach within thirty days after written notice of such breach is given by Executive to the Board of Directors of Employer, including, without limitation, by failing to obtain the confirmation or assumption of Employer's obligations under this Agreement as required by Section 7.5 with respect to any transaction referred to in that Section; or

            (vi) Employer shall require that Executive relocate to a principal place of business outside of the Boston, Massachusetts metropolitan area.

        (c) "Date of Termination" shall mean:

            (i) if employment terminates because of Executive's death, the date of death;

            (ii) if employment terminates for "Cause", the expiration of the 30 day notice period under Section 4.1.3;

            (iii) if employment terminates due to "Resignation", then the earlier of Executive's last day of employment or 30 days from the receipt by Employer of notice of such Resignation;

            (iv) if employment terminates because of permanent or total disability, the date of determination that Executive is disabled as described in Section 4.1.2 of this Agreement;

            (v) if employment terminates for Constructive Termination Without Cause, on the date set forth in Executive's notice as described in
            Section 4.1.4 of this Agreement; or

            (vi) if employment terminates due to expiration of term, the date of expiration.

     (d) "Change in Control" means (i) a merger, liquidation, consolidation or transfer of all or substantially all assets (other than a transaction in which a majority of the aggregate voting power of the capital stock of Employer or its successor immediately after the transaction is held by holders who, in the aggregate, held a majority of the voting power of the capital stock of Employer immediately before the transaction, calculated in all cases on a fully diluted basis), or (ii) any other transaction or series of related transactions that results in the acquisition by any person or group of beneficial ownership of securities of Employer representing a majority of the aggregate voting power of the capital stock of Employer (calculated in all cases on a fully diluted basis); provided that the acquisition of additional securities by any person or group that had beneficial ownership, on January 21, 1999, of securities representing 10% or more of the aggregate voting power of the capital stock of Employer, shall not be a Change in Control. The terms "group" and "beneficial ownership" shall have the same meanings as under the Rules and Regulations of the United States Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

     (e) "Effective Date" means the date on which Executive commences performance of her duties for Employer. Executive shall commence performance not more than one month after the date of this Agreement.

     (f) The "Fair Market Value" of a share of Employer's common stock means the closing price per share of the common stock on the principal national securities exchange on which the common stock is then listed or admitted to trading or, if not then listed or admitted to trading on any such exchange, on the Nasdaq National Market, or if not then listed or traded on any such exchange or system, the average of the bid and offer price per share on Nasdaq, in each case averaged over the ten trading days consisting of the day as of which the current fair market value of the common stock is being determined and the nine consecutive business days prior to such day. If at any time such quotations are not available, the Fair Market Value of a share of common stock shall mean the highest price per share that Employer could obtain from a willing buyer (not a current employee or director) for common stock sold by Employer, as determined in good faith by Employer, unless Employer shall become subject to a merger, acquisition or other consolidation pursuant to which Employer is not the surviving party, in which case the Fair Market Value of a share of common stock shall mean the value received by the holders of Employer's common stock for each share of common stock in such transaction.

     (g) "Option Value" means, at any time, the excess of the aggregate Fair Market Value of the Employer common stock subject to options held by Executive and vested at such time over the aggregate exercise price of such options.

     7.2    Notices. Any notices under this Agreement shall be in writing and
            -------
shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below or to such other address or addresses as either party shall have specified in writing to the other party hereto.

     If to the Employer:

     eMed Technologies Corporation
     25 Hartwell Avenue
     Lexington, MA 02421
     Attn.:  Secretary

     If to Executive:

     Caren Mason
     W. 303 N. 1593 Arbor Drive
     Delafield, WI 53018

     7.3    Governing Law.  All questions pertaining to the validity,
            -------------
construction, execution and performance of this Agreement shall be construed in accordance with, and be governed by, the laws of the state of Massachusetts without reference to its principles of conflicts of law.

     7.4    Entire Agreement; Amendment or Modification.  This Agreement, the
            -------------------------------------------
Confidentiality and Work Product Agreement between Employer and Executive, the Non-Competition Agreement between Employer and Executive and Employer's written employment manuals and policies are all of the agreements of the parties hereto relevant to the matters contained herein. No modification or amendment of any of the provisions of this Agreement shall be effective unless in writing and signed by Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this Agreement shall continue in full force and effect.

     7.5    Assignability; Binding Nature.  This Agreement has been duly
            -----------------------------
authorized by the Board of Directors of Employer and shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of Employer under this Agreement may be assigned or transferred by Employer, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Employer is not the continuing entity, or the sale of all or substantially all of the assets of Employer, provided that the assignee or transferee shall expressly assume the liabilities, obligations and duties of Employer, as contained in this Agreement. If requested by Executive, Employer will, prior to the effectiveness of any merger or consolidation of Employer with or into any other entity or any sale of all or substantially all of the assets of Employer, provide to Executive the express written assumption of all of Employer's obligations hereunder by the surviving or successor entity (or express written confirmation of such obligations if Employer is the surviving entity). Executive may not assign any of his rights hereunder without the prior written consent of Employer.

     7.6    Survival. Executive's obligations under Sections 5 and 6 will
            --------
survive the termination of Executive's employment and the termination of expiration of this Agreement. Employer's obligations under this Agreement will survive the termination of Executive's employment and the termination or expiration of this Agreement until paid in full or satisfied.

     7.7    Headings.  The paragraph and subparagraph headings contained in this
            --------
Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

     7.8    Counterparts; Effectiveness.  This Agreement may be executed in
            ---------------------------
several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart. This Agreement shall become effective as of the date first set forth above when executed by Executive and Employer.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, and will be effective for all purposes as of the Effective Date.


                                   eMed Technologies Corporation



                                   By:
                                      -------------------------------
                                      James Bochnowski
                                      Chairman of the Board



                                   EXECUTIVE


                                   -----------------------------------
                                   Caren Mason

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